Exhibit 99.1

DeVry Education Group Announces Fourth-Quarter and Full-Year 2015 Results

2015 Results Demonstrate Strength of DeVry Group Diversification Strategy;
 Medical and Healthcare now Largest Segment

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--August 18, 2015--DeVry Education Group (NYSE:DV), a global provider of educational services, today reported academic, operational and financial results for its fiscal 2015 fourth quarter and full year ended June 30, 2015. DeVry Group also reported enrollment results at DeVry University/Keller Graduate School of Management, DeVry Medical International, Chamberlain College of Nursing, and Carrington College.

“Driven by our diversification into healthcare and international institutions, DeVry Group continued to grow total postsecondary enrollments in fiscal 2015, while making progress in repositioning DeVry University,” said Daniel Hamburger, DeVry Group’s president and CEO. “Despite near-term market challenges, DeVry Group’s five-year strategic plan positions us to deliver strong student outcomes, attractive growth, and significant value creation.”

Academic and operational accomplishments:

  DeVry University made substantial progress on restructuring its campus footprint and is on track to deliver $125 million in cost savings in fiscal 2016
  DeVry University launched a new Medical Billing and Coding certificate program and enrolled more than 700 students in the May and July sessions combined
  Chamberlain College of Nursing announced the opening of its new Irving, Texas, campus in September and the approval of a new location in Charlotte, N.C., set to open in January 2016
  The two-year residency match rates at American University of the Caribbean School of Medicine and Ross University School of Medicine were 87 percent and 89 percent, respectively, for 2013-2014 graduates
  DeVry Brasil completed three acquisitions during fiscal year 2015; post-secondary student enrollment is now more than 58,000
  53 of the 59 2014 Elijah Watt Sells Award recipients prepared with Becker’s CPA Exam Review

Selected financial data for the three months ended June 30, 2015:

  Total revenue decreased 2.5 percent to $473.2 million
  Medical and Healthcare and International and Professional Education segment revenue grew 8.0 percent and 15.5 percent, respectively, while Business, Technology and Management revenue decreased 18.3 percent
  Reported net income was $29.9 million, compared to $37.5 million last year; net income from continuing operations and excluding special items was $37.2 million, compared to $47.7 million last year
  Reported diluted earnings per share was $0.46, compared to diluted earnings per share of $0.58 last year; earnings per share from continuing operations and excluding special items was $0.57, compared to $0.73 last year

Selected financial data for the twelve months ended June 30, 2015:

  Total revenue decreased 0.7 percent to $1,909.9 million
  Medical and Healthcare and International and Professional Education segment revenue grew 11.7 percent and 13.5 percent respectively, while Business, Technology and Management revenue decreased 14.6 percent
  Reported net income was $139.9 million, compared to $134.0 million last year; net income from continuing operations and excluding special items was $162.4 million, compared to $170.0 million last year
  Reported diluted earnings per share was $2.14, compared to diluted earnings per share of $2.07 last year; earnings per share from continuing operations and excluding special items was $2.49, as compared to $2.62 last year
  Operating cash flow was $203.1 million compared to $265.6 million last year
  Cash and cash equivalents were $353.0 million as of June 30, 2015, as compared to $358.2 million as of June 30, 2014
  Achieved over $111 million in cost savings and value creation during fiscal 2015

The fourth quarter fiscal year 2015 results contained an after-tax charge of $5.5 million related to workforce reductions and real estate consolidations, primarily at DeVry University. Also during the quarter Becker Professional Education wrote off an intangible asset related to its operations in Eastern Europe and Russia, resulting in an after-tax charge of $1.8 million (See “Use of Non-GAAP Financial Information and Supplemental Reconciliation Schedule” on page 9).

Operating Highlights

Medical and Healthcare Segment

For the fourth quarter, segment revenue of $214.1 million increased 8.0 percent compared to the prior year. For fiscal 2015, revenue increased 11.7 percent to $859.5 million and segment operating income, excluding special items, rose 6.6 percent to $153.5 million versus prior year.

DeVry Medical International

Revenue for the quarter at DeVry Medical International declined 0.4 percent. In the May 2015 term, new students increased 11.2 percent to 617 students compared to 555 in the prior year semester. Total students increased 0.9 percent to 5,978 compared to 5,925 students in the same semester last year.

Chamberlain College of Nursing

For the fourth quarter, Chamberlain revenue increased 20.5 percent. For the May 2015 session, new students grew 2.0 percent to 3,205 students versus 3,142 in the prior year. Total students increased 21.7 percent to 23,044 versus 18,929 in the prior year. For the July 2015 session, new students grew 5.5 percent to 2,180 students versus 2,066 in the prior year. Total students increased 23.6 percent to 21,760 versus 17,603 in the prior year.

During the year, Chamberlain opened four new campuses. Chamberlain recently received approval to open two new campuses in fiscal 2016, including an Irving, Texas, campus in September 2015 and a Charlotte, N.C., location in January 2016.

Carrington College

Revenue at Carrington College grew 0.8 percent during the quarter. For the three-month period ending June 30, 2015, new student enrollment increased 56.9 percent to 2,771 versus 1,766 in the previous year, driven by an additional class start at the end of the fourth quarter compared to the prior year. Total enrollment increased 2.1 percent to 7,508 from 7,353 in the previous year. Revenue for the full year increased 2 percent in fiscal 2015 and Carrington achieved positive operating income at the institutional level.

Carrington recently launched a hybrid, onsite and online pilot within the Dental Assisting certificate program that is driving strong student outcomes and also began enrolling students for the new fully online Medical Billing and Coding and Medical Administrative Assistant programs.

International and Professional Education Segment

In the fourth quarter, segment revenue increased 15.5 percent to $83.3 million compared to the prior year driven by three strategic acquisitions, which included Faculdade Martha Falcão (FMF), Faculdade Ideal (Faci), and Damásio Educacional. Segment operating income in the fourth quarter, excluding special items, decreased to $18.8 million versus $20.5 million in the previous year, as a result of the impact of foreign currency in Brazil and increased growth investments in Brazil. For fiscal 2015, revenue increased 13.5 percent to $258.8 million, while segment operating income, excluding special items, decreased $4.2 million to $38.6 million versus prior year.

Becker Professional Education

During the quarter, revenue increased 3.1 percent, driven by strong enrollments at Becker CPA Review. In fiscal 2015, Becker served more than 58,000 students.

Becker recently announced that 53 of the 59 2014 Elijah Watt Sells Award recipients prepared with Becker’s CPA Exam Review. Since the American Institute of Certified Public Accountants (AICPA) began naming award recipients in 2005, over 90 percent of the winners have prepared for the exam with Becker’s CPA Exam Review.

DeVry Brasil

Revenue in the quarter grew 24.3 percent over the previous year. Revenue for the full year grew 26.9 percent. The increase at DeVry Brasil was driven both by the acquisitions of FMF, Faci and Damásio, as well as organic growth.

Business, Technology, and Management Segment

DeVry University

For the fourth quarter, segment revenue of $176.4 million decreased 18.3 percent compared to the prior year. The segment recorded an operating loss of $1.9 million during the seasonally weak quarter, excluding special items. The loss reflects an increase in marketing spending versus the prior year to support the transformation strategy. For fiscal 2015, revenue decreased 14.6 percent to $794.2 million, and the segment reported operating income of $14.9 million, excluding special items. For the May session, new undergraduate enrollments decreased 13.0 percent to 3,817 compared to 4,388 the previous year. Total undergraduate students decreased 17.8 percent to 34,524 versus 41,977 for the session a year ago. Graduate coursetakers decreased 13.0 percent to 13,798, compared to 15,866 in the prior year.

For the July session, new undergraduate enrollments decreased 18.6 percent to 4,000 compared to 4,915 the previous year. Total undergraduate students decreased 15.9 percent to 31,293 versus 37,210 for the session a year ago. Graduate coursetakers decreased 12.7 percent to 12,084, compared to 13,845 in the prior year.

On a same-campus basis, new undergraduate student enrollment decreased 13.0 percent and total students decreased 8.7 percent in the July session.

During the fourth quarter, DeVry University made substantial progress on restructuring its campus footprint, positioning the University to achieve the previously announced cost savings goal of $125 million in fiscal 2016.

Balance Sheet/Cash Flow

For fiscal 2015, DeVry Group generated $203.1 million of operating cash flow. As of June 30, 2015, cash and cash equivalents totaled $353.0 million.

Outlook

DeVry Group provided the following outlook for the first quarter and full year of fiscal 2016:

  During the first quarter, revenue is expected to decrease about five percent year over year
  Operating costs are expected to be down two to three percent versus the prior year quarter
  For the full year, revenue is expected to be down about five percent and earnings before special items to be flat to slightly up year over year
  Full year capital spending is expected to be about $90 million, roughly flat compared to fiscal 2015
  The effective income tax rate is expected to be 18 to 19 percent, before special items

DeVry Group will provide a long-term outlook including enrollments, revenue, and EBITDA on a segment and institutional basis at its upcoming investor day on Sep. 16, 2015.

Conference Call and Webcast Information

DeVry Group will hold a conference call to discuss its fiscal 2015 fourth-quarter and year-end financial results on August 18, 2015 at 4 p.m. Central Time (5 p.m. Eastern Time). The conference call will be led by Daniel Hamburger, president and chief executive officer, Tim Wiggins, chief financial officer and Patrick Unzicker, chief accounting officer and treasurer.

For those wishing to participate by telephone, dial 877-506-6380 (domestic) or 412-902-6690 (international). Please say “DeVry Group Call.” DeVry Group will also broadcast the conference call via webcast. Interested parties may access the webcast through the Investor Relations section of DeVry Group's website, or http://services.choruscall.com/links/dv150818.

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

DeVry Group will archive a telephone replay of the call until Sep. 15, 2015. To access the replay, dial 877-344-7529 (domestic) or 412-317-0088 (international), passcode 10069139. To access the webcast replay, please visit DeVry Group's website, or http://services.choruscall.com/links/dv150818.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance and law. For more information, please visit www.devryeducationgroup.com.

Certain statements contained in this release concerning DeVry Group's future performance, including those statements concerning DeVry Group's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Group or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's most recent Annual Report on Form 10-K for the year ending June 30, 2014 and filed with the Securities and Exchange Commission (SEC) on August 27, 2014 and its most recent Form 10-Q for the quarter ending March 31, 2015 and filed with the SEC on May 8, 2015.

Selected Operating Data (in thousands, except per share data)

	Fourth Quarter
	FY 2015	FY 2014	Change
Revenue	$473,189	$485,073	-2.4%
Net Income	$29,926	$37,484	-20.2%
Earnings per Share (diluted)	$0.46	$0.58	-20.7%
Number of common shares (diluted)	65,213	64,988	+0.4%
	Fiscal Year
	FY 2015	FY 2014	Change
Revenue	$1,909,943	$1,923,371	-0.7%
Net Income	$139,899	$134,032	+4.4%
Earnings per Share (diluted)	$2.14	$2.07	+3.4%
Number of common shares (diluted)	65,277	64,853	+0.7%

Use of Non-GAAP Financial Information and Supplemental Reconciliation Schedule

During the three and twelve months ended June 30, 2015, DeVry Group recorded restructuring charges related to workforce reductions and real estate consolidations at DeVry University, workforce reductions at Becker Professional Education, and real estate consolidations at Chamberlain College of Nursing and Carrington College to align its cost structure with enrollments. DeVry University is reported in the Business, Technology and Management segment; Becker Professional Education is reported in the International and Professional Education segment; and both Chamberlain College of Nursing and Carrington College are reported in the Medical and Healthcare segment. DeVry Group also recorded and asset impairment charge at Becker Professional Education related to the write-off of intangible assets at Becker Europe. During the three and twelve months ended June 30, 2014, DeVry Group recorded restructuring charges primarily related to workforce reductions and real estate consolidations at DeVry University, Carrington College and the DeVry Group home office in order to align its cost structure with enrollments. DeVry Group recorded a gain from the sale of a former DeVry University campus in Decatur, Georgia, during fiscal year 2014. The following table illustrates the effects of restructuring charges and gain on the sale of assets on DeVry Group’s operating income. Management believes that the non-GAAP disclosure of operating income excluding these special items provides investors with useful supplemental information regarding the underlying business trends and performance of DeVry Group’s ongoing operations and is useful for period-over-period comparisons of such operations given the special nature of the restructuring charges and gain on the sale of assets. DeVry Group uses these supplemental financial measures internally in its management and budgeting process. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, DeVry Group’s reported results prepared in accordance with GAAP. The following table reconciles these non-GAAP measures to the most directly comparable GAAP information (in thousands):

	For The Three Months		For The Year
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
Net Income	$29,926	$37,484	$139,899	$134,032
Earnings per Share (Diluted)	$0.46	$0.58	$2.14	$2.07

Discontinued Operations (net of tax)	$-	$102	$(5,576)	$16,957
Effect on Earnings per Share (Diluted)	$-	$-	$(0.08)	$0.26

Restructuring Expenses (net of tax)	$5,457	$10,100	$26,325	$20,160
Effect on Earnings per Share (Diluted)	$0.08	$0.15	$0.40	$0.31

Asset Impairment Charge (net of tax)	$1,780	$-	$1,780	$-
Effect on Earnings per Share (Diluted)	$0.03	$-	$0.03	$-

Gain on Sale of Assets (net of tax)	$-	$-	$-	$(1,167)
Effect on Earnings per Share (Diluted)	$-	$-	$-	$(0.02)

Net Income from Continuing Operations
Excluding the Restructuring Expense, Asset
Impairment Charge and Gain on Sale
of Asset (net of tax)	$37,163	$47,686	$162,428	$169,982

Earnings per Share from Continuing Operations
Excluding the Restructuring Expense, Asset
Impairment Charge and Gain on Sale
of Asset (Diluted)	$0.57	$0.73	$2.49	$2.62

Shares used in diluted EPS calculation	65,213	64,988	65,277	64,853

Enrollment Results

	2015	2014	% Change
DeVry Education Group Postsecondary Enrollments(1)(3)
New students	10,726	10,871	-1.3%
Total students	135,308	112,571	+20.2%

Chamberlain College of Nursing
May Session
New students	3,205	3,142	+2.0%
Total students	23,044	18,929	+21.7%
July Session
New students(2)	2,180	2,066	+5.5%
Total students	21,760	17,603	+23.6%

Carrington College
3 months ending June 30, 2015
New students	2,771	1,766	+56.9%
Total students	7,508	7,353	+2.1%

DeVry Medical International(3)(4)
May Semester
New students	617	555	+11.2%
Total students	5,978	5,925	+0.9%

DeVry University
Undergraduate – May Session
New students	3,817	4,388	-13.0%
Total students	34,524	41,977	-17.8%
Graduate – May Session
Coursetakers(5)	13,798	15,866	-13.0%

Undergraduate – July Session
New students	4,000	4,915	-18.6%
Total students	31,293	37,210	-15.9%
Graduate – July Session
Coursetakers(5)	12,084	13,845	-12.7%
1)	Includes the most recently reported enrollments at DeVry Group’s postsecondary institutions
2)	Post-licensure online programs only; pre-licensure campus-based programs start in September, January and May
3)	Includes enrollments in medical and veterinary preparatory programs offered through DeVry Medical International
4)	DeVry Medical International will report its September enrollment results on October 22, 2015. The number of new students reported in the September 2014 semester has been revised to 842 students versus 943 students as previously reported due to a typographical error
5)	The term “coursetaker” refers to the number of courses taken by a student. Thus one student taking two courses equals two coursetakers

Chart 1: DeVry Education Group 2015 Announcements & Events

September 16, 2015	Investor Day
October 22, 2015	Fiscal 2016 First Quarter Results and September Enrollment
November 5, 2015	Annual Shareholders’ Meeting

DEVRY EDUCATION GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
(Unaudited)
PRELIMINARY

	June 30,	June 30,
	2015	2014
	(Dollars in thousands, except for share and par value amounts)
ASSETS
Current Assets
Cash and Cash Equivalents	$353,022	$358,188
Marketable Securities and Investments	3,579	3,448
Restricted Cash	10,743	8,347
Accounts Receivable, Net	139,163	132,621
Deferred Income Taxes, Net	41,458	39,679
Prepaid Expenses and Other	53,092	34,808
Total Current Assets	601,057	577,091
Land, Building and Equipment
Land	59,691	68,185
Building	485,288	464,944
Equipment	521,361	488,322
Construction In Progress	26,664	17,405
	1,093,004	1,038,856
Accumulated Depreciation	(547,130)	(483,019)
Land, Building and Equipment, Net	545,874	555,837
Other Assets
Intangible Assets, Net	323,731	294,932
Goodwill	552,329	519,879
Perkins Program Fund, Net	13,450	13,450
Other Assets	37,752	36,447
Total Other Assets	927,262	864,708
TOTAL ASSETS	$2,074,193	$1,997,636

LIABILITIES
Current Liabilities
Accounts Payable	$63,083	$52,260
Accrued Salaries, Wages and Benefits	83,491	94,501
Accrued Expenses	85,103	70,891
Deferred Revenue	90,232	99,160
Total Current Liabilities	321,909	316,812
Other Liabilities
Deferred Income Taxes, Net	56,092	47,921
Deferred Rent and Other	101,762	93,117
Total Other Liabilities	157,854	141,038

TOTAL LIABILITIES	479,763	457,850

NONCONTROLLING INTEREST	9,620	6,393
SHAREHOLDERS' EQUITY
Common Stock, $0.01 Par Value, 200,000,000 Shares Authorized;
63,623,000 and 63,624,000 Shares Issued and Outstanding
at June 30, 2015 and June 30, 2014, respectively	760	753
Additional Paid-in Capital	350,256	320,703
Retained Earnings	1,796,361	1,682,071
Accumulated Other Comprehensive Loss	(77,114)	(15,394)
Treasury Stock, at Cost, 12,414,000 and 11,655,000
Shares, respectively)	(485,453)	(454,740)
TOTAL SHAREHOLDERS' EQUITY	1,584,810	1,533,393
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,074,193	$1,997,636

DEVRY EDUCATION GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except for Per Share Amounts)
(Unaudited)
PRELIMINARY

	For The Three Months		For The Year
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014	2013

REVENUE:
Tuition	$435,784	$452,011	$1,755,981	$1,784,638	$1,840,033
Other Educational	37,405	33,062	153,962	138,733	124,342

Total Revenue	473,189	485,073	1,909,943	1,923,371	1,964,375
OPERATING COST AND EXPENSE:
Cost of Educational Services	249,729	256,073	1,000,055	983,436	962,223
Student Services and Administrative Expense	175,407	169,716	708,285	727,870	756,384
Restructuring Expense	12,426	16,386	42,913	32,715	26,229
Asset Impairment Charge	1,780	-	1,780	-	56,992
Gain on Sale of Asset	-	-	-	(1,918)	-
Earn-out Accrual Adjustment	-	-	-	-	(4,381)

Total Operating Cost and Expense	439,342	442,175	1,753,033	1,742,103	1,797,447

Operating Income	33,847	42,898	156,910	181,268	166,928
INTEREST:
Interest Income	48	233	2,063	1,731	1,652
Interest Expense	(1,755)	(507)	(5,313)	(3,632)	(3,611)

Net Interest Expense	(1,707)	(274)	(3,250)	(1,901)	(1,959)

Income from Continuing Operations Before Income Taxes	32,140	42,624	153,660	179,367	164,969
Income Tax Provision	(1,884)	(4,586)	(18,537)	(27,699)	(39,227)

Income from Continuing Operations	30,256	38,038	135,123	151,668	125,742
DISCONTINUED OPERATIONS:
Income (Loss) from Operations of Divested Component	-	(157)	1,011	(18,802)	(25,856)
Income Tax Benefit	-	55	4,565	1,845	8,954
Income (Loss) on Discontinued Operations	-	(102)	5,576	(16,957)	(16,902)

NET INCOME	30,256	37,936	140,699	134,711	108,840
Net Income Attributable to Noncontrolling Interest	(330)	(452)	(800)	(679)	(2,054)

NET INCOME ATTRIBUTABLE TO DEVRY EDUCATION GROUP	$29,926	$37,484	$139,899	$134,032	$106,786

AMOUNTS ATTRIBUTABLE TO DEVRY EDUCATION GROUP
Income from Continuing Operations, Net of Income Taxes	29,926	37,586	134,323	150,989	123,688
Income (Loss) from Discontinued Operations, Net of Income Taxes	-	(102)	5,576	(16,957)	(16,902)
NET INCOME ATTRIBUTABLE TO DEVRY EDUCATION GROUP	$29,926	$37,484	$139,899	$134,032	$106,786

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE
TO DEVRY EDUCATION GROUP SHAREHOLDERS
Basic
Continuing Operations	$0.46	$0.58	$2.08	$2.35	$1.92
Discontinued Operations	-	-	0.09	(0.26)	(0.26)
	$0.46	$0.58	$2.17	$2.09	$1.66
Diluted
Continuing Operations	$0.46	$0.58	$2.06	$2.33	$1.91
Discontinued Operations	-	-	0.08	(0.26)	(0.26)
	$0.46	$0.58	$2.14	$2.07	$1.65

Cash Dividend Declared per Common Share	$0.18	$0.17	$0.36	$0.34	$0.34

DEVRY EDUCATION GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
PRELIMINARY

	For The year
	Ended June 30,
	2015	2014
	(Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$140,699	$134,711
(Income) Loss from Discontinued Operations	(5,576)	16,957
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:

Stock-Based Compensation Expense	17,440	17,685
Depreciation	85,008	82,739
Amortization	5,548	7,078
Impairment of Intangible Assets	1,780	-
Provision for Refunds and Uncollectible Accounts	89,886	88,506
Deferred Income Taxes	3,563	(18,115)
Loss on Disposals of Land, Building and Equipment	6,774	9,150
Unrealized Loss on Assets Held for Sale	-	244
Realized Gain on Sale of Assets	-	(1,918)
Changes in Assets and Liabilities, Net of Effects from
Acquisitions and Divestitures of Businesses:
Restricted Cash	(2,396)	(1,328)
Accounts Receivable	(96,534)	(82,262)
Prepaid Expenses and Other	(19,716)	18,148
Accounts Payable	10,830	(2,883)
Accrued Salaries, Wages, Benefits and Expenses	(24,725)	(2,943)
Deferred Revenue	(9,314)	301

Net Cash Provided by Operating Activities-Continuing Operations	203,267	266,070
Net Cash Used in Operating Activities-Discontinued Operations	(160)	(509)
NET CASH PROVIDED BY OPERATING ACTIVITIES	203,107	265,561

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(88,707)	(79,355)
Payment for Purchase of Business, Net of Cash Acquired	(73,117)	(13,570)
Marketable Securities Purchased	(158)	(135)
Cash Received from Sale of Assets	6,100	8,727

NET CASH USED IN INVESTING ACTIVITIES	(155,882)	(84,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Exercise of Stock Options	8,828	10,482
Proceeds from Stock Issued Under Employee Stock Purchase Plan	1,204	1,372
Repurchase of Common Stock for Treasury	(25,918)	-
Cash Dividends Paid	(23,230)	(21,903)
Payments of Seller Financed Obligations	(5,978)	(9,095)
Payments of Debt Refinancing Fees	(3,519)	-

NET CASH USED IN FINANCING ACTIVITIES	(48,613)	(19,144)

Effects of Exchange Rate Differences	(3,778)	(1,040)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,166)	161,044

Cash and Cash Equivalents at Beginning of Period	358,188	197,144
Cash and Cash Equivalents at End of Period	$353,022	$358,188

DEVRY EDUCATION GROUP INC.
SEGMENT INFORMATION
(Dollars in Thousands)
(Unaudited)
PRELIMINARY

	For The Three Months			For The Year
	Ended June 30,			Ended June 30,
			Increase			Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
REVENUE:
Medical and Healthcare	$214,053	$198,213	8.0%	$859,477	$769,126	11.7%
International and Professional Education	83,301	72,124	15.5%	258,839	228,057	13.5%
Business, Technology and Management	176,351	215,830	-18.3%	794,162	929,948	-14.6%
Intersegment Elimination and Other	(516)	(1,094)	NM	(2,535)	(3,760)	NM
Total Consolidated Revenue	473,189	485,073	-2.4%	1,909,943	1,923,371	-0.7%
OPERATING INCOME (LOSS) (NOTE 1):
Medical and Healthcare	28,696	32,348	-11.3%	146,503	136,035	7.7%
International and Professional Education	16,938	20,343	-16.7%	36,796	42,744	-13.9%
Business, Technology and Management	(10,446)	(10,626)	-1.7%	(17,658)	10,777	NM
Reconciling Item:
Home Office and Other	(1,341)	833	NM	(8,731)	(8,288)	NM
Total Consolidated Operating Income	33,847	42,898	-21.1%	156,910	181,268	-13.4%
INTEREST:
Interest Income	48	233	-79.4%	2,063	1,731	19.2%
Interest Expense	(1,755)	(507)	246.2%	(5,313)	(3,632)	46.3%
Net Interest Expense	(1,707)	(274)	523.0%	(3,250)	(1,901)	71.0%
Total Consolidated Income before Income Taxes
and Noncontrolling Interest	$32,140	$42,624	-24.6%	$153,660	$179,367	-14.3%
Note 1 - Segment Operating Income (Loss) has been adjusted in both periods to reflect intangible asset amortization expense at the segment level. This amortization expense had previously been disclosed as a Reconciling Item.

During the three and twelve months ended June 30, 2015, DeVry Group recorded restructuring charges related to workforce reductions and real estate consolidations at DeVry University which is part of the Business, Technology and Management segment, Becker Professional Education which is part of the International and Professional Education segment and the DeVry Group home office and real estate consolidations at Chamberlain College of Nursing and Carrington College which are part of the Medical and Healthcare segment in order to align its cost structure with enrollments. DeVry Group also recorded and asset impairment charge at Becker Professional Education related to the write-off of intangible assets at Becker Europe. During the three and twelve months ended June 30, 2014, DeVry Group recorded restructuring charges primarily related to workforce reductions and real estate consolidations at DeVry University, Carrington College and the DeVry Group home office in order to align its cost structure with enrollments. DeVry Group recorded a gain from the sale of a former DeVry University campus in Decatur, Georgia, during fiscal year 2014. The following table illustrates the effects of restructuring charges and gain on the sale of assets on DeVry Group’s operating income. Management believes that the non-GAAP disclosure of operating income excluding these special items provides investors with useful supplemental information regarding the underlying business trends and performance of DeVry Group’s ongoing operations and is useful for period-over-period comparisons of such operations given the special nature of the restructuring charges and gain on the sale of assets. DeVry Group uses these supplemental financial measures internally in its management and budgeting process. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, DeVry Group’s reported results prepared in accordance with GAAP. The following table reconciles these non-GAAP measures to the most directly comparable GAAP information (in thousands):

	For The Three Months			For The Year
	Ended June 30,			Ended June 30,
			Increase			Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)

Medical and Healthcare Operating Income	$28,696	$32,348	-11.3%	$146,503	$136,035	7.7%
Restructuring Charge	2,499	2,424	3.1%	6,947	7,946	-12.6%
Medical and Healthcare Operating Income
Excluding Restructuring Charge	$31,195	$34,772	-10.3%	$153,450	$143,981	6.6%

International and Professional Education Operating Income	$16,938	$20,343	-16.7%	$36,796	$42,744	-13.9%
Restructuring Charge	66	132	-50.0%	78	158	-50.6%
Asset Impairment Charge	1,780	-	NM	1,780	-	NM
International and Professional Education Operating Income
Excluding Restructuring Charges and Asset Impairment
Charge	$18,784	$20,475	-8.3%	$38,654	$42,902	-9.9%

Business, Technology and Management Operating Income	$(10,446)	$(10,626)	-1.7%	$(17,658)	$10,777	-263.8%
Restructuring Charge	8,576	13,829	-38.0%	32,607	21,739	50.0%
Gain on Sale of Assets	-	-	-	-	(1,918)	NM
Business, Technology and Management Operating Income
Excluding Restructuring Charge and Gain on Sale of Assets	$(1,870)	$3,203	-158.4%	$14,949	$30,598	-51.1%

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter, 630-353-3800
jwalter@devrygroup.com
or
Media Contact:
Ernie Gibble, 630-353-9920
egibble@devrygroup.com